Exhibit 99.1

GrowGeneration Opens 10,000 Sq. Ft. Nevada Retail Distribution Center, Continues its West Region Expansion Plan

November 21, 2016

Denver, CO. November 21, 2016 /PRNewswire/ -- GrowGeneration Corp. (OTCQB:GRWG), GrowGeneration (“GrowGen” or the “Company”) one of the largest specialty retail hydroponic and organic gardening stores, selling to both the commercial and home cannabis growers, with 10 locations in Colorado and 1 location in California, today announced that it has signed a 5 year, 10,000 square foot lease in Las Vegas, Nevada for its 12th store. This location will serve as a retail and warehouse location and service the growing number of both commercial and home growers in the Nevada market.

GrowGeneration Continues Aggressive Geographic Expansion

Nevada presents significant opportunities for GrowGen in the legal cannabis market due to the state’s rank as a top tourism destination, generous patient reciprocity laws, and the allowance for medical cannabis businesses to be formed as for-profit enterprises. Recreational use sales are expected to begin in 2017 and grow quickly. According to New Frontier, the combined medical and recreational use sales are expected to reach nearly $622 million by 2020 in Nevada. Key to the industry’s growth will be demand from the state’s strong tourism market, with estimated 55 million visitors in 2016 alone.

GrowGen CEO Comments

Commenting on GrowGen’s expansion into Nevada, Darren Lampert, Co-Founder and CEO, said, "The passage of Nevada’s recreational use legalization measure opens the market for cultivation expansion like we have not seen before in the US. With 10,000 sq. ft. of retail and warehouse space, conveniently located minutes from the Las Vegas strip, we believe we will be the largest hydroponic store in the Nevada market. To best serve the Las Vegas growers, we will stock both commercial and home grow sizes of all the equipment and growing supplies."

“Executing and opening our GrowGen Nevada retail and warehouse operation further our business plan to aggressively expand our business. With the recent recreational legalization in Nevada, California, Massachusetts and Maine, and medical legalization in Florida, we consider those states as our key expansion markets. GrowGen is now operating at an annualized revenue run rate of over $9.0 million and we believe that we are well positioned to continue to execute our expansion growth strategy to offer a one-stop and personalized shopping solution for both the commercial and home growers."

About GrowGeneration Corp.:

GrowGeneration Corp. (“GrowGen”) owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 12 locations, which include 10 locations in Colorado, 1 location in California and 1 location in Nevada. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGeneration branded stores in all of the major legalized cannabis states. Management estimates that roughly 1000 hydroponic stores are in operation in the U.S. According to ArcView Market Research, the U.S. cannabis market was $5.7 billion in 2015 and is expected to reach $7.2 billion at the end of 2016. By 2020 the market is estimated to reach over $23 billion with a compound annual growth rate of 32%.

Forward  Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as "look forward," "believe," "continue," "building," or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

Connect:

Website: www.GrowGeneration.com

Facebook:GrowGenerationCorp

Twitter: @GrowGenOK

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Company Inquiries:

GrowGeneration Corp.

610-216-0057
michael@growgeneration.com